Exhibit 19.1

STABILIS SOLUTIONS, INC.

PROCEDURES AND GUIDELINES GOVERNING

SECURITIES TRANSACTIONS BY COMPANY PERSONNEL

Revised June 4, 2020

I.                  PURPOSE

It is against the policy of Stabilis Solutions, Inc. including any of its subsidiaries (“STABILIS” or the “Company”) for any director, officer, employee, agent or adviser of the Company to trade in the securities of the Company while in the possession of material nonpublic information about the Company. This Policy also applies to material, nonpublic information relating to any other company with publicly-traded securities, including our customers or suppliers, obtained in the course of employment by or association with Stabilis.

It is also against the policy of the Company for any director, officer or employee of the Company to take any action to take advantage of or pass on to others any such information. In order to comply with federal and state securities laws governing (i) trading in Company securities while in the possession of material nonpublic information described above, (ii) tipping or disclosing material nonpublic information to outsiders; and in order to prevent the appearance of improper trading or tipping, STABILIS has adopted this policy for all of its directors, officers and employees, members of their families and others living in their households, and venture capital and other entities (such as trusts and corporations) over which such directors, officers or employees have or share voting or investment control.

II.         SCOPE

A.         This policy covers all directors, officers, employees, agents and advisers of the Company and its subsidiaries, members of their families and others living in their households and venture capital and other entities (such as trusts and corporations) over which such directors, officers, or employees have or share voting or investment control (collectively referred to herein as “directors, officers and employees”). Directors, officers and employees are responsible for ensuring compliance by their families and other members of their households and entities over which they exercise voting or investment control.

B.         The policy applies to any and all transactions in the Company’s securities, including options to purchase Common Stock (as described in more detail in Section VI.D below), and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

C.         The policy will be delivered to all directors, officers, employees, agents and advisers upon its adoption by the Company, and to all new directors, officers, employees, agents and advisers at the start of their employment or relationship with the Company. Upon first receiving a copy of the policy or any revised versions, each director, officer and employee must sign a certification and agreement that he or she has received a copy and agrees to comply with the policy’s terms substantially as set forth in Exhibit A below. This certification and agreement will constitute consent for the Company to impose sanctions for violation of the policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. Sanctions for individuals may include demotion or other disciplinary actions, up to and including termination of employment or other affiliation if the Company has a reasonable basis to conclude that its policy has been violated. Section 16 Parties, as defined below, may be required to certify compliance with the policy on an annual basis.

D.         The Company may change these procedures or adopt such other procedures in the future as it considers appropriate in order to carry out the purposes of its policy.

III.         SECTION 16 PARTIES; ACCESS PERSONS

A.         Section 16 Parties. The Company has designated those persons listed on Exhibit B as the directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), and entities known by the Company to be affiliated or associated with such officers or directors (each party a “Section 16 Party”). Section 16 Parties must provide information for prior review of all trades and transfers of Company securities in accordance with the procedures set forth in Section VI.C below. The Company will amend Exhibit B from time to time as necessary to update the list of Section 16 Parties, and may amend the procedures as necessary to comply with governing laws.

B.         The Company has designated those persons listed on Exhibit B who have regular access to material nonpublic information in the normal course of their duties for the Company (each person an “Access Person”). The Company will promptly notify any Access Person in writing if the Company independently determines that such Access Person no longer has access to material nonpublic information about the Company. Access Persons must provide information for prior review of all trades and transfers of Company securities in accordance with the procedures set forth in Section VI.C below. The Company will amend Exhibit B from time to time as necessary to update the list of Access Persons,and may amend the procedures as necessary to comply with governing laws.

IV.         INSIDER TRADING COMPLIANCE OFFICERS

A.         The Company has designated its Chief Financial Officer as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review all proposed trades and transfers by Section 16 Parties in accordance with the procedures set forth in Section VI.C below.

B.         The duties of the Compliance Officer will include the following:

1.         Administering and interpreting, responding to all inquiries relating to, and monitoring and enforcing, compliance with this policy and procedures.

2.         Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such other persons who the Compliance Officer determines may have access to material nonpublic information concerning the Company.

3.         Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation, Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G. Revising the policy as necessary to reflect changes in federal or state insider trading laws and regulations.

4.         Monitoring the maintenance as Company records originals or copies of all documents required by this policy, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

5.         Updating the list of Section 16 Parties as attached on Exhibit B and the list of Access Persons, periodically as necessary to reflect additions or deletions.

6.         Designating and announcing special trading blackout periods during which no directors, officers or Access Persons may trade in Company securities.

C.         The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties and may consult with the Company’s legal counsel in connection with the procedures.

V.         DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.         “MATERIAL” INFORMATION

Information about a company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about such company. Material information is any type of information that could reasonably be expected to affect the market price of the company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•         Significant changes in financial performance or liquidity;

•         Positive or negative financial results that have not yet been announced;

•         Success or lack of success of new products;

•         Signing of a major new agreement;

•         Potential material mergers and acquisitions or material sales of the company’s assets;

•         Loss of a major customer or supplier;

•         Initiation or resolution of a significant lawsuit; and

•         Significant changes in senior management.

B.         “NONPUBLIC” INFORMATION

Material information is “nonpublic” if it has not received widespread publication to the public by a major financial newswire service, national financial news service or major internet financial news service. For the purposes of this policy, information will be considered public (and no longer “nonpublic”) at the beginning of the second full trading day following the widespread publication of the information. If in doubt about the status of information, consult the Compliance Officer for guidance.

VI.         STATEMENT OF COMPANY POLICY AND PROCEDURES

A.         PROHIBITED ACTIVITIES

1.         No director, officer, employee, agent or adviser may trade in Company securities while possessing material nonpublic information concerning the Company. It does not matter that there is an independent, justifiable reason for a purchase or sale; if the director, officer, employee, agent or advisor has material nonpublic information, the prohibition still applies.

2.         No director, officer, Section 16 Party or Access Person may trade in Company securities outside of the applicable “trading windows” described in Section VI.B, and no person listed on any special transactional list may trade during any special trading blackout periods designated by the Compliance Officer.

3.         No director or officer may enter into a 10b-5 Trading Plan while possessing material nonpublic information concerning the Company.

4.         No Section 16 Party may trade in Company securities unless the trade has been reviewed by the Compliance Officer in accordance with the procedures set forth in Section VI.C below.

5.         No director, officer, employee, agent or adviser may disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, or members of the investment community and news media), unless required as part of that director’s, officer’s, employee’s, agent’s or adviser’s regular duties for the Company or authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take steps to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about STABILIS must be forwarded to the Compliance Officer.

6.         No director, officer, employee, agent or adviser may give trading advice of any kind about STABILIS to anyone while possessing material nonpublic information about the Company, except that directors, officers, employees, agents and advisers should advise others not to trade if doing so might violate the law or this policy. STABILIS strongly discourages all directors, officers, employees, agents and advisers from giving trading advice concerning the Company to third parties even when the directors, officers, employees, agents and advisers do not possess material nonpublic information about the Company.

7.         No director, officer, employee, agent or adviser may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale (including a short sale “against the box”).

8.         No director, officer, employee, agent or adviser may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company obtained in the course of service as a director, officer or employee, (b) “tip” or disclose such material nonpublic information concerning such other public company to anyone, or (c) give trading advice of any kind to anyone concerning such other public company while possessing such material nonpublic information about that company.

9.         No venture capital fund or other entity over which a director, officer, agent employee, agent or adviser has or shares voting or investment control may distribute securities of the Company to its general partners or shareholders during a period when the director, officer or employee is not permitted to trade, unless the general partners or shareholders have agreed in writing to hold the securities until the trading window, described in Section VI.B below, is first open.

B.         TRADING AND TRANSFER WINDOWS AND BLACKOUT PERIODS

1.         Trading and Transfer Windows for Section 16 Parties. After providing the Compliance Officer with proposed trading and transfer information for review in accordance with the procedures set forth in Section VI.C below, Section 16 Parties listed on Exhibit B attached hereto may trade and transfer Company securities only during the period beginning on the second trading day following the widespread publication of the Company’s quarterly or year-end earnings information, and ending on the fifteenth day of the third month of the then-current fiscal quarter.

2.         Trading and Transfer Windows for Access Persons. All Access Persons may trade and transfer Company securities only during the period beginning on the second trading day following the Company’s widespread public release of quarterly or year-end earnings information, and ending on the fifteenth day of the third month of the then-current fiscal quarter. Notwithstanding the foregoing, it is the Company’s intention that there shall be a permissible trading and transfer window of no less than seven (7) trading days beginning on the second trading day following the widespread publication of the Company’s quarterly or year-end earnings information for Section 16 and Access Parties who do not have Material Non-Public Information at that time.

3.         No Trading and Transfer During Trading and Transfer Windows While in the Possession of Material Nonpublic Information. No director, officer, employee, agent or adviser possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade and transfer during a trading window beginning on the second trading day following the widespread publication of the information as long as such trading is otherwise permitted.

4.         No Trading or Transfers During Blackout Periods. No director, officer, Access Person, agent, adviser or specially designated employee may trade or transfer any Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate. No director, officer or Access Employee, specially designated employee, agent or adviser may disclose to any unauthorized person that a special blackout period has been designated. When in doubt about who is authorized under special blackout periods, contact the Compliance Officer.

C.         PROCEDURES FOR REVIEWING TRADES AND TRANSFERS

1.         Section 16 Parties and Access Persons. No Section 16 Party or Access Person may trade or transfer Company securities until such person has notified the Compliance Officer on the form annexed hereto as Exhibit C of the amount and nature of the proposed trade(s) or transfer(s) and certified to the Compliance Officer in writing no earlier than three business days prior to the proposed trade(s) that:

(i)         Such person is not in possession of material nonpublic information concerning the Company, and

(ii)         the proposed trade(s) or transfer(s) comply with the Company’s Procedures and Guidelines Governing Securities Transactions by Company Personnel.

For the purposes of this Section VI.C, notification and certification in writing shall include such notification and certification via e-mail or fax.

D.         PERMITTED TRANSACTIONS

1.         Company Sponsored Stock Plans. The trading prohibitions and restrictions set forth in this policy do not apply to purchase or receipt of Company securities from the Company pursuant to a Company sponsored plan, including acquisition of shares or share units and exercise of stock options in a compensatory transaction. Any sale of securities acquired under such plans are subject to the prohibitions and restrictions of this policy.

2.         10b-5 Trading Plans. Execution of a transaction under an approved 10b-5 Trading Plan as further described in Section VIII below is exempt from the prohibitions and restrictions set forth herein.

3.         Bona Fide Gifts. Bona fide gifts of Company securities are exempt from the prohibitions and restrictions set forth herein.

4.         Private Transactions Between Section 16 Parties and/or Access Persons. Private transactions involving restricted securities between the Company's Section 16 Parties and/or Access Persons are exempt from the prohibitions and restrictions set forth herein.

E.         PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS

The trading and transfer prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933. Any director, officer, employee, agent or adviser who is uncertain whether other prohibitions or restrictions apply should ask a Compliance Officer.

VII.         POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.         CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

B.         COMPANY DISCIPLINE

Violation of this policy or federal or state insider trading or tipping laws by any director, officer, employee, agent or adviser may subject a director to dismissal proceedings, and an officer, employee, agent or adviser to disciplinary action by the Company up to and including termination for cause. A violation of the Company’s policy is not necessarily the same as a violation of law. The Company’s policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Company may determine that specific conduct violates its policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

C.         REPORTING OF VIOLATIONS

Any director, officer, employee, agent or adviser who violates this policy or any federal or state laws governing insider trading or tipping,or knows of any such violation by any other directors, officers, employees, agents or adviser must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s outside legal counsel and Chief Executive Officer, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VIII.         10B-5 TRADING PLANS

A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can only be established when you do not possess material, nonpublic information. Therefore, no director, officer, Section 16 Party may enter into these plans during quarterly pre-earnings blackouts or when any other blackout period is in effect. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. The rules regarding 10b5-1 trading plans are complex and you must comply with them completely. You should consult with your legal advisor before proceeding. Prior to the establishment of a 10b5-1 trading plan, each Section 16 Party must pre-clear with the Compliance Officer their proposed plan. The Company reserves the right to withhold pre-clearance of any 10b5-1 trading plan that the Compliance Officer determines is not consistent with the rules regarding such plans. The 10b-5 trading plan must require your broker to notify the Compliance Officer before the close of business on the day after the execution of any transaction.

IX.          INQUIRIES

This document states a policy of Stabilis Solutions, Inc. and is not intended to be regarded as the rendering of legal advice. Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer or the Chief Executive Officer.